Koppers Holdings Inc. 436 Seventh Avenue Pittsburgh, PA 15219-1800 Tel 412 227 2001 www.koppers.com

Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

For Information:	Michael J. Zugay, Chief Financial Officer 412 227 2231 ZugayMJ@koppers.com

Koppers Expands Board with Election of New Directors

Names Traci Jensen, David Motley and Sonja Wilkerson to its Board

PITTSBURGH, PA – September 11, 2018 – Koppers Holdings Inc. (NYSE: KOP) today announced that it has increased the size of its Board of Directors from eight to 11 directors and as part of its board succession process has elected Traci Jensen, David L. Motley and Sonja M. Wilkerson as directors of the company, effective September 10, 2018.

Ms. Jensen currently serves as Senior Vice President, Global Construction Adhesives, at H.B. Fuller Company, a global adhesives manufacturer based out of St. Paul, Minnesota, where Ms. Jensen has held various roles since 2009.  Highly experienced in international operations within the chemicals industry, Ms. Jensen has had leadership responsibilities in areas such as manufacturing, sales, marketing, research and development, and human resources.  Additionally, she serves on the board of H.B. Fuller Foundation and previously served as Executive Committee Chairman on the Adhesives and Sealants Council.  Ms. Jensen earned her Bachelor of Arts degree in Chemistry from Indiana University and a Masters of Business Administration from the University of Kansas.

Mr. Motley is currently a General Partner with BlueTree Venture Fund, a venture fund based in Pittsburgh, Pennsylvania, and is also a director of F.N.B. Corporation, a public financial services corporation.  During his career, he has served in various leadership roles involving strategic planning, business group management, mergers and acquisitions, and corporate portfolio management.  With more than 30 years of experience in consulting with executive management across multiple industries, he has been instrumental in developing corporate diversity initiatives in the U.S. and has also served as a director on various non-profit charitable and educational organizations.  Mr. Motley graduated with honors from the University of Pittsburgh with a Bachelor of Science in Mechanical Engineering and holds a Master of Business Administration degree from Harvard University.

Ms. Wilkerson currently serves as the Senior Vice President, Human Resources, at Infinera Corporation, a vertically integrated packet-optical solutions provider, serving the largest network operators in the world. Prior to her current position, Ms. Wilkerson served as Vice President, Human Resources, at Hewlett Packard Enterprise, and Director, Human Resources, at Cisco Systems.  She brings years of global and diverse experience having served as a Vice President of Adminstration, responsible for human resources, information technology and facilities management for both domestic and international operations.  In addition, she has led merger integration activities and successfully managed the joining of diverse international cultures.  Ms. Wilkerson earned a Bachelor of Science degree in Organizational Behavior and a Masters of Business Administration in International Management from the University of San Francisco, and holds a Masters of Science degree in Technology Management from Pepperdine University.

Chairman of the Board David M. Hillenbrand comented, “We are delighted to welcome Traci, David and Sonja, three outstanding individuals, to our board.  Each brings a different background that will add to the diversity of skills and experiences that will strengthen our board even further and serve our varied stakeholders well.  We look forward to their contributions as the board continues to work with the management team on advancing the company’s strategy to create long-term shareholder value through its leadership position in wood treatment technologies.”

President and CEO Leroy M. Ball added, “We are fortunate to gain the depth and diversity of experience that is represented by the election of these accomplished leaders to our Board of Directors.  On a personal level, I am pleased to add three quality executives to an already talented board that I and our management team can turn to for guidance and perspective as we manage the ever-increasing challenges that global businesses like ours face today.”

Under the age restriction criteria of the company’s corporate governance guidelines, Cynthia A. Baldwin and T. Michael Young will not be eligible for re-election at Koppers 2019 Annual Meeting and they will retire from the Board of Directors as of the 2019 Annual Meeting date.  It is anticipated that the size of the Board will be reduced from 11 to nine directors at such time.

# # #

About Koppers

Koppers, with corporate headquarters in Pittsburgh, Pennsylvania, is an integrated global provider of treated wood products, wood treatment chemicals and carbon compounds.  Our products and services are used in a variety of niche applications in a diverse range of end-markets, including the railroad, specialty chemical, utility, residential lumber, agriculture, aluminum, steel, rubber, and construction industries.  Including our joint ventures, we serve our customers through a comprehensive global manufacturing and distribution network, with facilities located in North America, South America, Australasia, China and Europe.  The stock of Koppers Holdings Inc. is publicly traded on the New York Stock Exchange under the symbol "KOP."  For more information, visit our website at: www.koppers.com. Questions concerning investor relations should be directed to Ms. Quynh McGuire at 412 227 2049 or Mr. Michael Zugay at 412 227 2231.

2